Exhibit 99.8

ORIGINAL COPY

Guarantee Contract for the Loan Agreement (No.: 1100126372008511515)

GUARANTEE CONTRACT

GUARANTOR:	ALUMINUM CORPORATION OF CHINA
AGENT:	CHINA DEVELOPMENT BANK

Guarantor:	Aluminum Corporation of China (“Guarantor”)

Domicile:	62, Xizhimenbei Avenue, Beijing
Legal Representative:	Xiao Yaqing
Post Code:	100088
Handling Person:	Zhang Zhankui
Telephone:	82298288
Fax:	82298209

Agent:	China Development Bank (“Agent”)

Domicile:	29, Fuchengmeiwai Avenue, Xicheng District, Beijing
Legal Representative:	Chen Yuan
Post Code:	100037
Handling Entity:	Corporate Department, China Development Bank
Domicile of Handling Entity:	158, Fuxingmennei Avenue, Xicheng District, Beijing
Head of the Handling Entity:	Xu Qiying
Post code:	100031
Handling Person:	Deng Xiaoliang
Telephone:	66492154
Fax:	66413956

In order to ensure that the Borrower, Oriental Prospect Pte. Ltd., perform its repayment obligations under the Master Contract (as defined below), the Guarantor is willing to provide a guarantee to the Agent for and on behalf of each Guarantee. The Agent and the Guarantor hereby enter into this contract (this “Contract”) upon mutual consultations and agreement:

ARTICLE I
DEFINITIONS

Unless otherwise provided herein, the relevant terms as used herein shall have the same meanings as set forth in the Master Contract.

1.1                                 “Agent” means China Development Bank.

1.2                                 “Guarantor” means Aluminum Corporation of China.

1.3                                 “Borrower” means Oriental Prospect Pte. Ltd.

1.4                                 “Master Contract” means the Loan Contract entered into by Oriental Prospect Pte. Ltd. as the borrower, China Development Bank as the agent and other financial institute(s) as the lender(s) set forth therein with an amount of US$7,000,000,000 and capitalized interest, as may be amended, supplemented or modified from time to time.

1.5                                 “Lender” means any lender as set forth in the Master Contract from time to time.

1.6                                 “Guarantees” means the Lender(s) and agent set forth in the Master Contract.

1.7                                 “SAFE” means the State Administration of Foreign Exchange of the PRC or its branches.

ARTICLE II
SCOPE OF GUARANTEE

Pursuant to the Master Contract, the Borrower has borrowed from the Lenders under the Master Contract Seven Billion US Dollars (US$ 7,000,000,000) and accumulated capitalized interest with a loan term of three (3) years commencing from the first utilization date under the Master Contract and ending on the date on which the three-year term expires.

The Guarantor is willing to provide, for and on behalf of each Guarantee, a guarantee to the Agent with respect to the Borrower’s obligation to repay all borrowed principal, interest, penalty interest, compensation, liquidated damages, damages and fees for realization of creditors’ rights under the Master Contract.

With the repayment of the principal borrowed under the Master Contract, the amount of the principal guaranteed hereunder shall be reduced accordingly.

ARTICLE III
FORM OF GUARANTEE

The Guarantor shall provide a joint liability guarantee to the Agent within the scope of guarantee hereunder for and on behalf of each Guarantee.

Whether the Borrower provides property security for the Master Contract or not, if the Borrower fails to satisfy the debt within the scope of guarantee hereunder pursuant to the Master Contract, the Agent shall have the right to directly require the Guarantor to bear the liability with respect to the guarantee. The Guarantor shall satisfy such debt within [60] days of the receipt of the Agent’s written notice requesting the performance of the liability with respect to the guarantee.

ARTICLE IV
TERM OF GUARANTEE

The guarantee hereunder shall have a term of two (2) years commencing on the date on which the debt service period expires under the Master Contract.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE GUARANTOR

5.1                                 The Guarantor is a duly established legal person, possesses a valid business license, and owns its assets and operates its business in accordance with law;

5.2                                 There are no material litigations or arbitrations against the Guarantor that would affect its financial condition or normal business operation;

5.3                                 The consolidated and non-consolidated financial and accounting reports for the most recent year furnished by the Guarantor to the Agent are true, accurate and complete. As of the most recent reporting date, there are no indications that the financial condition of the Guarantor has deteriorated;

5.4                                 All internal authorization procedures necessary for the execution of this Contract by the Guarantor have been completed, and are legal and valid;

5.5                                 All documents and materials provided by the Guarantor to the Agent are true, accurate and complete;

5.6                                 The execution, delivery and performance of this Contract will not (a) violate any law of the jurisdiction applicable to the Guarantor, or conflict with any provision of the Articles of Association or other internal document or agreement of the Guarantor. All the consents and approvals from the government and other authorities necessary for such execution, delivery and performance have been obtained, and are fully effective;

5.7                                 The execution, delivery and performance of this Contract will not result in any material breach by the Guarantor of any provision of any agreement by which itself or its assets are bound;

5.8                                 The obligations of the Guarantor hereunder are legal and valid obligations binding upon it.

5.9                                 The Guarantor has not taken any action or other measures, and there are no proceedings against (or to its knowledge, threatened against) it, for the winding up, dissolution, receivership or bankruptcy restructuring of the Guarantor or for the appointment of a receiver, manager or custodian or the like personnel of the Guarantor or any or all of its assets or revenues.

The representations and warranties set forth above are valid during the term of this Contract.

ARTICLE VI
OBLIGATIONS OF THE GUARANTOR

6.1                                 The Guarantor shall, before May 10th of each year, furnish with the Agent with the consolidated and non-consolidated financial statements for the preceding fiscal year as audited by an accounting firm;

6.2                                 The Guarantor shall promptly submit other materials as requested by the Agent;

6.3                                 Upon occurrence of any event that has affected or is likely to affect the Guarantor’s performance of obligations hereunder, the Guarantor shall promptly notify the Agent;

6.4                                 The Guarantor shall obtain the prior written consent of the Agent with respect to any transfer of its operating assets accounting for more than 50% its total assets;

6.5                                 In the event of any merger, spin-off, joint stock transformation, structural transformation or other material change in ownership structure, the Guarantor shall provide the Agent with a 15 days prior notice of the relevant plan of change and must obtain the written consent of the Agent. No such plan of change shall prejudice the legitimate rights and interests of the Agent under this Contract;

6.6                                 If the Guarantor provides any guarantee to a third party with the cumulative guarantee amount exceeding [70]% of the net assets stated in the financial statements of the most recent fiscal year of the Guarantor, the Guarantor must obtain the written consent of the Agent.

6.7                                 In the event of any change in its company name, domicile, legal representative, registered capital, business scope, company type, or any amendment to its Articles of Association, or in the event of any material financial or personnel change, the Guarantor shall provide a 10 days prior written notice to the Agent and shall file the relevant documents with the Agent for record.

6.8                                 The Guarantor shall not execute any document or do any thing that would have an adverse effect on the interests of the Agent.

6.9                                 The Guarantor shall at all times (i) take all corporate and other actions necessary for its performance of its obligations hereunder, and comply with the terms concerning all relevant consents required by the laws and regulations of the applicable jurisdiction; and (ii) take all necessary actions to obtain all relevant consents required by the laws and regulations of the applicable jurisdiction, and make the foregoing fully effective, including, but not limited to, register this Contract with the SAFE within fifteen (15) days after the date hereof pursuant to the laws and regulations of the People’s Republic of China (the “PRC”), and deliver to the Agent the external guarantee registration certificate evidencing that this Contract has been registered with the SAFE.

ARTICLE VII
LIABILITY FOR BREACH

7.1                                 If the Guarantor breaches any provisions hereof, or if any of the Guarantor’s representations or warranties set forth in Article 5 hereof is found inaccurate or misleading, which has caused any economic loss to the Agent or any other Guarantee, the Guarantor shall make indemnification accordingly.

ARTICLE VIII
MODIFICATION AND TRANSFER OF THE CONTRACT

8.1                                 Unless otherwise provided herein, any amendment to this Contract shall be mutually agreed upon by the Guarantor and the Agent through consultations and shall be concluded in a written instrument;

8.2                                 In the event that the Agent or any other Guarantee transfers any creditors’ right under the Master Contract in accordance with law or pursuant to the Master Contract, the Guarantor shall continue to bear the joint guarantee liability within the scope of the guarantee hereunder.

8.3                                 In the event that the Agent or any other Guarantee permits the Borrower to transfer any debt under the Master Contract, it shall obtain the written consent of the Guarantor. The Guarantor shall no longer bear the joint guarantee liability for any debt that has been transferred without its consent.

8.4                                 During the term of the guarantee, in the event of any change in the amount or interest of the loan under the Master Contract made the Agent or other Guarantees and the Borrow without the consent of the Guarantor: (i) if the debt of the Borrower has been reduced, the Guarantor shall still bear the guarantee liability with respect to the amended contract; and (ii) if the debt of the Borrow has been increased, the Guarantor shall not be liable for the increased part thereof.

In the event of any change in the performance term for the repayment plan provided in the Master Contract made by the Agent or other Guarantees and the Borrower without the written consent of the Guarantor, the term of guarantee shall still be the term as provided in the original contract or as required under the law.

In the event of any amendment to the content of the Master Contract made by the Agent or other Guarantees and the Borrower through consultations without actual performance, the Guarantor shall still bear the guarantee liability.

8.5                                 In the event that the Agent or other Guarantees and the Borrower make any amendment to the drawdown plan set forth in the Master Contract through consultations, the Guarantor shall still bear the guarantee liability.

ARTICLE IX
FOREIGN EXCHANGE ADMINISTRATION

9.1                                 Registration with SAFE

Following the execution of this Contract, the Guarantor shall carry out the external guarantee registration with respect to the guarantee hereunder with the SAFE and any other relevant authority pursuant to the Guarantee Law of the People’s Republic of China and the Detailed Rules for the Administration Measures of Overseas Guarantees Provided by Domestic Entities or other relevant laws or regulations.

The external guarantee registration certificate issued by the SAFE is one of required legal documents in connection with this Contract.

9.2                                 Verification and Approval of Disbursement.

Prior to any disbursement required to be made by the Guarantor under this Contract, it shall submit the details relating to such disbursement to the SAFE for verification and approval pursuant to the then effective relevant laws and regulations of the PRC.

Without limiting the generality of the foregoing, the Guarantor shall comply with the payment disbursement provisions of this Contract pursuant to the laws or regulations.

ARTICLE X
TAXES

All payments made by the Guarantor pursuant to this Contract shall not include any deduction of taxes, unless the Guarantor has been required to make such payment after making the deduction or withholding of taxes. In such event, the payment required to be made by the Guarantor under this Contract shall be increased to the effect that the net amount actually received and retained by the payee of such payment after such deduction or withholding of taxes (no longer be liable for any such deduction or withholding of taxes) shall be equal to the payment that it would have received or retained but for such deduction or withholding of taxes. No set-off or counterclaim shall be included in any payment made by the Guarantor under this Contract, nor shall any deduction be made with respect to the any set-off or counterclaim.

ARTICLE XI
EXCHANGE

All amounts payable hereunder shall be made in US Dollar. In the event that any amount in any currency other than US Dollar has been received as a result of any judgment, order, liquidation of the Guarantor or any other reason, the Guarantor’s liability hereunder shall not be released until the Agent can use such other currency to purchase US Dollars in accordance with the normal banking exchange procedures after the receipt of such amount. If, after the deduction of any exchange costs, such amount is less than the relevant amount payable hereunder, the Guarantor shall indemnify the Agent, and such indemnification shall be independent from, and in addition to, the other liabilities of the Guarantor hereunder.

ARTICLE XII
GOVERNING LAW AND RESOLUTION OF DISPUTES

This Contract shall be governed by, and construed in accordance with, the laws of the PRC.

Any dispute between the Guarantor and the Agent arising out of the performance of this Contract shall be resolved by the parties through consultations. Failing such resolution, the dispute shall be resolved through litigation before the People’s Court of the domicile of the Agent.

ARTICLE XIII
MISCELLANEOUS

13.1                           Any matters not addressed herein shall be dealt with by the Guarantor and the Agent through consultations or pursuant to the relevant laws and regulations of the PRC.

13.2                           This Contract is made in [four (4)] originals, with the Guarantor, Agent and Borrower each holding one copy thereof and one copy to be submitted to the SAFE; and in [eight (8)] duplicates.

ARTICLE XIV
EFFECTIVENESS OF THE CONTRACT

This Contract shall become effective on the date on which it has been signed and sealed by the Guarantor and the Agent and registered with the SAFE.

Guarantor:	(Company Seal or Special Seal for Contracts)

Legal Representative:	/s/ ZHANG ZHANKUI

(or Authorized Representative)

Date:

Opening Bank & Account No. of Guarantor:

Agent	(Special Seal for Contracts)

Legal Representative	/s/ XU QIYING

(or Authorized Representative)

Date:

Place of Execution: Xi Cheng District, Beijing